Exhibit 10.7
Dell Inc.
Deferred Compensation Plan
Amended and Restated
Effective as of January 1, 2005

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Table of Contents
(continued)
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DELL INC.
DEFERRED COMPENSATION PLAN
     Dell Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby restates the Dell Computer Corporation Deferred Compensation Plan, to be retitled as the Dell Inc. Deferred Compensation Plan (the “Plan”), such restatement to be effective as of January 1, 2005, except as otherwise provided herein;
W I T N E S S E T H:
     WHEREAS, the Company wishes to promote in certain of its highly compensated employees, and those of its affiliates, the strongest interest in the successful operation of the business and increased efficiency in their work, to align the financial interests of such employees with those of Company shareholders and to provide an opportunity for accumulation of funds for their retirement; and
     WHEREAS, the Plan was initially adopted effective May 1, 1991, and previously has been amended and restated effective as of April 1, 1996, January 1, 1999, January 1, 2001, and January 1, 2002; and
     WHEREAS, it is intended that the Plan be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to any participant or beneficiary under the Internal Revenue Code of 1986, as amended (the “Code”) prior to actual receipt of benefits hereunder;
     WHEREAS, the Plan’s terms for the period between May 1, 1991 and December 31, 2004 have been documented under the terms of the prior plan documents, summary plan descriptions, administrative forms, administrative rules, summaries and other documentation as have been previously used by the Company and the Committee to administer the Plan, which terms are expressly intended to continue to apply to all Grandfathered Benefits (defined below); and
     WHEREAS, the Company desires to amend and restate the Plan, effective January 1, 2005, except as otherwise provided herein, to revise the Plan’s terms to satisfy the applicable requirements of Code Section 409A with regard to amounts that are not classified as Grandfathered Benefits and intends that the Plan be interpreted and administered in accordance with Code Section 409A and any guidance issued thereunder; and
     NOW THEREFORE, the Plan is hereby restated in its entirety as follows with no interruption in time, effective as of January 1, 2005, except as otherwise indicated herein:

ARTICLE I.
Definitions and Construction
1.1	Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.
(a)	Account: A Participant’s Compensation Deferrals and Company Credits Account, if any. The amounts credited to the account shall be segregated and separately accounted for as follows:
(1)	Grandfathered Benefits. The portion of a Participant’s Compensation Deferral and Company Credits Account, as applicable, which holds amounts credited to such account for Plan Years beginning prior to January 1, 2005 and which are 100% vested as of December 31, 2004.

(2)	409A Benefits. The portion of a Participant’s Compensation Deferral and Company Credits Account, as applicable, which holds both amounts credited to such account for Plan Years beginning on and after January 1, 2005, and amounts credited to such account for Plan Years beginning prior to January 1, 2005 which were not 100% vested as of December 31, 2004. At the direction of the Committee, the Plan shall establish a subaccount for each Plan Year beginning on and after January 1, 2005, which shall hold the total of amounts credited to a Participant’s Compensation Deferral and Company Credits Account for the applicable Plan Year.
(b)	Affiliate: Each trade or business (whether or not incorporated), which together with Dell Inc. would be deemed to be a “single employer” within the meaning of Code Section 414(b), (c), (m), or (o).

(c)	Base Salary: A Participant’s gross base salary payable in the ordinary course of business under an Employer’s payroll system excluding periodic bonuses.

(d)	Base Salary Deferral(s): Base Salary deferred by a Participant pursuant to Section 3.1.

(e)	Bonus: The Annual Incentive Bonus Plan and Annual Incentive Compensation Plan, if any, paid in cash by an Employer to or for the benefit of a Participant for services rendered or labor performed while a Participant during a Bonus Year. The Bonus also may include any long-term cash incentive payments provided to newly hired executives. For purposes of this Plan, the term Bonus expressly excludes any bonuses received under any other compensation or bonus plan sponsored by an Employer. Except as provided above, no additional bonus payments shall be classified as a Bonus under this Plan.

(f)	Bonus Deferral(s): Bonus deferred by a Participant pursuant to Section 3.1.

(g)	Bonus Year: The twelve consecutive month period ending on the last day of each fiscal year; provided, however, that the Bonus Year may be changed by the

Committee to reflect the twelve month period used by the Company under the Annual Incentive Compensation Bonus program for each group of Eligible Employees hereunder, if any.
(h)	Change of Control:
(1)	With Respect to Grandfathered Benefits: With respect to Grandfathered Benefits, a Change of Control occurs upon the earliest to occur of any of the following:
(A)	The acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”)) of 20% or more of either (i) the then outstanding shares of stock, or (ii) the combined voting power of the then outstanding voting securities of Dell Inc.; provided, however, that for purposes of this Paragraph (A), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Dell Inc., (ii) any acquisition by Dell Inc., (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Dell Inc. or any corporation controlled by Dell Inc., (iv) any acquisition by Mr. Michael S. Dell, his “affiliates” (as defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (as defined in Rule 12b-2 promulgated under the Exchange Act), his heirs, or any trust or foundation to which he has transferred or may transfer stock (collectively, “Michael Dell”), or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (ii) of Paragraph (C) of this Section 1.1(h); or

(B)	Individuals who constitute the Incumbent Board (as later defined) cease for any reason to constitute at least a majority of the Directors; or

(C)	Approval by the stockholders of Dell Inc. of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of Dell Inc., or the acquisition of assets of another corporation (a “Business Combination”), unless following such Business Combination (i) all or substantially all of the persons who were the beneficial owners, respectively, of the outstanding stock and outstanding voting securities of Dell Inc. immediately prior to such Business Combination beneficially own, directly or indirectly, immediately following such Business Combination more than 60% of the then outstanding shares of common stock and more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Dell Inc. or all or substantially all of Dell Inc.’s assets either directly or through one or more subsidiaries), (ii) no person (excluding any employee benefit plan (or related trust) of Dell Inc., such corporation resulting from such Business Combination, and Michael Dell) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board (as later defined) at the time of the execution of the initial agreement, or of the action of the Directors, providing for such Business Combination; or

(D)	Approval by the stockholders of Dell Inc. of a complete liquidation or dissolution of Dell Inc.
For purposes of this Subsection (1), “Incumbent Board” shall mean the individuals who, as of the Effective Date, constitute the Directors; provided, however, that any individual becoming a Director, subsequent to such date whose election, or nomination for election by Dell Inc.’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Directors.

(2)	With Respect to 409A Benefits: With respect to 409A Benefits, the occurrence of any event or transaction constituting a “change in ownership or effective control” within the meaning of Treasury Regulations or other Internal Revenue Service guidance promulgated pursuant to Code Section 409A(a)(2)(A)(v). The occurrence of a Change of Control will be determined and certified by the Committee strictly in accordance with the foregoing sentence; the Committee may not exercise discretion in applying the requirements of relevant Internal Revenue Service guidance in the determination of the occurrence of a Change of Control. For purposes of this provision, the following acquisitions of stock by the Company shall not constitute a Change of Control: (i) any acquisition directly from Dell Inc., (ii) any acquisition by Dell Inc., (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Dell Inc. or any corporation controlled by Dell Inc., (iv) any direct or indirect acquisition by Mr. Michael S. Dell.
(i)	Code: The Internal Revenue Code of 1986, as amended from time to time.

(j)	Committee: The administrative committee appointed by the Leadership Development and Compensation Committee of the Board of Directors of the Company to administer the Plan.

(k)	Company: Dell Inc., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

(l)	Company Credits: The amount, if any, credited to a Participant’s Company Credits Account pursuant to Section 3.2.

(m)	Company Credits Account: Included within a hypothetical account for each Participant which is credited with his Company Credits, pursuant to Section 3.2, and is credited with (or debited for) such account’s pro rata share of allocable net income (or net loss) as provided in Section 4.3.

(n)	Compensation: A Participant’s Compensation for purposes of this Plan shall be Compensation as defined under Section 1.9 of the Dell Inc. 401(k) Plan, except that the limitation of Code Section 401(a)(17)(B) set forth in Section 1.9(b) of such plan shall not be applied.

(o)	Compensation Deferral(s): Base Salary Deferrals and Bonus Deferrals. Notwithstanding any provision of this Plan or a Participant’s deferral election, Compensation Deferrals shall not be taken from amounts paid by an Affiliate that is not incorporated under the laws of the United States.

(p)	Compensation Deferrals Account: Included within a hypothetical account for each Participant which is credited with his Compensation Deferral pursuant to Section 3.1, and credited with (or debited for) such account’s pro rata share of allocable net income (or net loss) as provided in Section 4.3.

(q)	Directors: The Board of Directors of Dell Inc.

(r)	Disability:
(1)	With Respect to Grandfathered Benefits: With respect to Grandfathered Benefits, a Disability is a physical or mental condition which, as determined in the sole discretion of the Committee, totally and presumably permanently prevents a Participant from engaging in any substantial or gainful employment; provided, however, that an individual shall be deemed to be disabled if he is determined to be disabled under the terms of the Dell Inc. 401(k) Plan (prior to its restatement effective January 1, 2005).

(2)	With Respect to 409A Benefits: With respect to 409A Benefits, a Participant will be considered to have incurred a Disability for Plan purposes if the Participant:
(A)	Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(B)	Is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by an Employer.
Any determination of Disability under this Subsection (2) may be made by any person, including the administrator of a disability insurance program, and the Plan need not specify who will make the determination. The determination shall be made in accordance with the requirements of Code Section 409A and any guidance issued thereunder.
(s)	Effective Date: January 1, 2005, except as otherwise provided herein.

(t)	Election Date: The first day of the Plan Year with respect to Base Salary Deferrals and the last day of the sixth month of a Bonus Year with respect to Bonus Deferrals.

(u)	Employee: Any individual on the payroll of an Employer (i) whose wages from the Employer are subject to withholding for purposes of Federal income taxes and for purposes of the Federal Insurance Contributions Act, (ii) who is included within a “select group of management or highly compensated employees,” as such term is used in ERISA Section 401(a)(1), and (iii) who is designated by the Committee as eligible to participate in this Plan.

(v)	Employer or Participating Employer: The Company and any Affiliate of the Company to the extent that (i) an Employee of such Affiliate is a Participant hereunder, and (ii) the Affiliate has adopted the Plan in accordance with the provisions of Article XII.

(w)	ERISA: Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

(x)	Investment Fund(s): The investment fund(s) designated by the Committee from time to time for the hypothetical investment of a Participant’s Accounts pursuant to Article V.

(y)	Participant: An Employee participating in the Plan in accordance with the provisions of Section 2.1.

(z)	Plan: The Dell Inc. Deferred Compensation Plan, as amended from time to time.

(aa)	Plan Year: The twelve (12)-consecutive month period commencing January 1 of each year.

(bb)	Retirement Date: The date upon which a Participant attains sixty-five (65) years of age.

(cc)	Separation From Service or Separates From Service: The termination of Participant’s employment with the Company in accordance with the Company’s policies and procedures which is not an authorized leave of absence (as determined under the Company’s standard leave policies); provided, however, that the Company and the Participant reasonably anticipate that no further services will be performed after the termination date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than thirty-six (36) months).

(dd)	Specified Employee: The terms “Specified Employee” means (i) an officer of an Employer earning more than $135,000 per year, as adjusted from time to time in accordance with Internal Revenue Service guidelines, (ii) a five per cent (5%) owner of a Participating Employer, or (iii) a one percent (1%) owner of a Participating Employer having Compensation from the Participating Employer of more than $150,000, all as determined in accordance with Sections 409A and 416(i) of the Code and applicable Treasury Regulations issued thereunder. The Company shall designate those individual Participants who are Specified Employees pursuant to any policy established by the Board or Committee as applicable. In the event that a separate policy is not established by the Board or Committee, this determination shall be made by the Board or Committee in accordance with Code Sections 409A and Treasury Regulation Section 1.409A-1(i). This designation shall be made following each calendar year and shall apply during the entire determination year, which shall be each April 1st through March 31st.

(ee)	Trust or Trust Fund: The fund consisting of funds, investments and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profit, and increments thereto.

(ff)	Trust Agreement: The Dell Computer Corporation Deferred Compensation Trust, entered into between the Company and the Trustee pursuant to Section 11.3, as such agreement may be amended from time to time.

(gg)	Trustee: The corporation, individual or individuals appointed by the Directors to administer the Trust Fund in accordance with the terms of the Trust Agreement.

(hh)	Unforeseeable Financial Emergency:
(1)	With Respect to Grandfathered Benefits: With respect to Grandfathered Benefits, an Unforeseeable Financial Emergency is an unexpected need of the Participant for cash, which (i) arises from an illness, casualty loss, sudden financial reversal, or such other unforeseeable occurrence that is caused by an event beyond the control of the Participant, (ii) would result in severe financial hardship to the Participant if his Compensation Deferral election was not canceled pursuant to Section 3.1(c) or if a withdrawal pursuant to Section 7.1 was not permitted, and (iii) cannot be reasonably satisfied from other resources of the Participant. Cash needs arising from foreseeable events, such as the purchase of a house or education expenses for children, shall not be considered to be the result of an Unforeseeable Financial Emergency.

(2)	With Respect to 409A Benefits: With respect to 409A Benefits, an Unforeseeable Financial Emergency is a severe financial hardship to the Participant resulting from any of the following:
(A)	An illness or accident of the Participant or the illness or accident of the Participant’s spouse or dependent (as defined in Code Section 152(a));

(B)	Loss of the Participant’s property due to casualty; or

(C)	Other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the Participant’s control.
Any determination of Unforeseeable Financial Emergency under this Subsection (2) shall be made in accordance with the requirements of Code Section 409A and any guidance issued thereunder.
(ii)	Valuation Dates: Each day the NASDAQ is open for business.

(jj)	Vested Interest: The percentage of a Participant’s Accounts that, pursuant to Article VI, is vested.
1.2	Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3	Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
ARTICLE II.
Participation
2.1	Participation.
(a)	Prior to the first day of each Plan Year, the Committee, in its sole discretion, shall select and notify those Employees who are newly eligible to become Participants as of the first day of the immediately following Plan Year. Any such eligible Employee may become a Participant on the first day of the immediately following Plan Year or on the first day of any subsequent Plan Year (with respect to Base Salary deferrals) or as of the first day of any subsequent Bonus Year (with respect to Bonus deferrals) by executing and filing with the Committee, prior to the applicable Election Date, the enrollment form prescribed by the Committee in accordance with Article III.
(b)	Notwithstanding Subsection (a) above, if an individual is designated by the Committee as an Employee following the first day of a Plan Year (with respect to Base Salary deferrals) or following the first day of a Bonus Year and prior to the Election Date for a Bonus Year (with respect to Bonus deferrals), such eligible Employee may elect to become a Participant as follows:
(1)	With respect to Base Salary Deferrals, by filing a deferral election with the Committee during the thirty (30)-day period commencing on the date of such designation, with such election to be effective with respect to Base Salary earned after his initial Base Salary Deferral election is effective; or prior to the Election Date for any subsequent Plan Year, with such election to be effective with respect to Base Salary earned in such subsequent Plan Year; and

(2)	With respect to Bonus Deferrals, by filing a deferral election with the Committee during the thirty (30)-day period commencing on the date of such designation, with such election to be effective with respect to a Bonus attributable to services performed in the Bonus Year that contains such Election Date. If the Bonus deferral election is filed within the first six months of the Bonus Year, such election shall apply to the entire Bonus paid for the Bonus Year. If the Bonus deferral election is filed after the end of the first six months of the Bonus Year, the Bonus deferral election shall apply to a portion of the Participant’s Bonus which is earned following the date such election is filed. This amount shall be determined by multiplying the total amount of such Bonus by the ratio of: (i) the number of days remaining in the computation period (following the date the election is filed, and (ii) the total number of days in the computation period (typically 365 for annual bonuses (366 in any year that computation period that includes April during a year that is classified as a “leap year)).
(c)	Once an individual has been designated as an Employee and commences Plan participation, he shall remain a Participant eligible to participate in the Plan each Plan Year or Bonus Year until his participation is terminated in accordance with Section 2.2 or the Committee terminates his designation as an Employee under this Plan.
2.2	Termination of Participation. Notwithstanding any provision herein to the contrary, an individual who has become or is entitled to become a Participant of the Plan shall cease to be or entitled to be a Participant effective as of the earliest to occur of the following: (i) the date the Participant is no longer employed by an Employer, (ii) the first day of the Plan Year following the date on which the Participant elects to terminate his deferral elections as permitted under the Plan’s terms or (iii) the first day of the Plan Year following the date on which the Committee determines that the Participant is no longer eligible to participate in the Plan.

2.3	Reemployment of a Participant.
(a)	A Participant who terminates employment with an Employer and is subsequently rehired by an Employer shall not be entitled to commence or continue participation in the Plan unless and until he is again eligible to become a Participant in accordance with Section 2.1. In the case of such a rehired Participant, his recommencement of Plan participation, if any, shall be considered as his initial commencement of participation for purposes of the Plan. If the Participant is rehired within twenty four months following his termination of employment, such individual shall not be eligible for reenrollment in the Plan until the next annual enrollment period.

(b)	A Participant whose employment is transferred to an Affiliate that is not a Participating Employer, or to a position that causes such individual to be ineligible to participate in the Plan, and whose employment is subsequently transferred to a Participating Employer, or to a position that causes such individual to be eligible to participate in the Plan, shall be permitted to recommence Plan participation. If the Participant becomes eligible to participate in the Plan within twenty four months following the date he ceased to be eligible to participate in the Plan, such individual shall not be eligible for reenrollment in the Plan until the next annual enrollment period.
ARTICLE III.
Contributions
3.1	Participant Compensation Deferrals. Each Participant may elect to defer a portion of his Compensation in accordance with this Section. Compensation not deferred by a Participant pursuant to this Section shall, for purposes of this Plan, be received by such Participant in cash.
(a)	Base Salary Deferrals.
(1)	Each Participant may elect to defer receipt of an integral percentage from one percent (1%) to fifty percent (50%) of his Base Salary for any Plan Year under the Plan as a Base Salary Deferral. Notwithstanding the preceding, the Committee may, by resolution, provide that the maximum deferral limit for certain groups of Participants shall be less than fifty percent (50%) with such determination, if any, to be effective as of the first day of the following Plan Year. Such election must be made in the form and within the time period required by the Committee.

(2)	A Participant’s election to defer Base Salary for any Plan Year under the Plan must be made prior to the Election Date for Base Salary Deferrals and shall be irrevocable for such Plan Year.

(3)	If an Employee becomes initially eligible under the Plan following an Election Date, he may make an election to defer Base Salary, which election shall, as provided in Paragraph (4) below, apply to amounts earned after the election is filed.

(4)	A Participant’s election to make Base Salary deferrals shall become effective as of the Election Date next following the date such Participant executes and files with the Committee the form described in Paragraph (1) above. Notwithstanding the foregoing, if an Employee is designated as initially eligible under the Plan following an Election Date, such Employee’s election to make Base Salary deferrals shall become effective as soon as administratively feasible following the date such election is received by the Committee provided the election is made within 30 days of being designated an eligible Employee; provided, however, that such election shall apply no earlier than the first day of the payroll period coincident with or next following such date.

(5)	The reduction of a Participant’s Base Salary pursuant to this election shall be effected by Base Salary reductions as of each payroll period within the Plan Year.

(6)	A Participant shall be deemed to have elected the same Base Salary Deferral percentage and the same form of distribution pursuant to this Subsection for a Plan Year that was in effect for the immediately preceding Plan Year unless such Participant elects a new deferral percentage or a new form of distribution for the Plan Year in accordance Paragraph (1) above or elects to terminate his deferral election under the Plan effective as of the first day of the immediately following Plan Year.
(b)	Bonus Deferrals.
(1)	Each Participant may elect to defer receipt of an integral percentage of from 1% to 100% of his Bonus for any Bonus Year under the Plan as a Bonus Deferral. Such election must be made in the form and within the time period required by the Committee. Notwithstanding any provision hereof, the portion of a Participant’s Bonus which is deferred pursuant to this Subsection shall be subject to withholding for applicable payroll taxes (i.e., amounts required to be withheld under Code Section 3121(v)) and such taxes shall be netted from the portion of his Bonus deferred hereunder.

(2)	A Participant’s election to defer a Bonus under the Plan must be made on or prior to the Election Date for Bonus Deferrals, and such election shall be irrevocable for such Bonus Year.

(3)	If an Employee becomes initially eligible under the Plan following an Election Date for Bonus Deferrals, he shall be eligible to make a Bonus Deferral Election for such Bonus Year as provided in Section 2.1(b)(2).

(4)	The reduction of a Participant’s Bonus pursuant to this election shall be effected at the time such Bonus is paid to such Participant in one lump sum deferral.

(5)	A Participant’s election to defer a Bonus during a Bonus Year shall not apply to a Bonus paid during any subsequent Bonus Year.
(c)	Cancellation of Base Salary Deferral Election. A Participant may not cancel or modify his Base Salary Deferral election applicable to a Plan Year at any time during a Plan Year.

(d)	Cancellation of Bonus Deferral Election. A Participant may not cancel or modify his Bonus Deferral election applicable to a Bonus Year after such election is submitted to the Committee.

(e)	Crediting of Deferrals. Compensation Deferrals made by a Participant shall be credited to such Participant’s Compensation Deferrals Account as of a date determined in accordance with procedures established from time to time by the Committee.
3.2	Company Credits. As of any date or dates selected by the Company, the Company may credit a Participant’s Account with an amount, if any, as the Company in its sole discretion shall determine. Such credits may be made on behalf of some Participants but not others, and such credits may vary in amount among individual Participants. Each Participant’s Account shall be further divided into separate investment fund subaccounts corresponding to the investment fund elected by the Participant pursuant to Article V.
ARTICLE IV.
Allocations to Participant Accounts
4.1	Individual Accounts. The Committee shall create and maintain adequate records to disclose the interest hereunder of each Participant, former Participant and Beneficiary. Such records shall be in the form of an Individual Account (including applicable subaccounts) reflecting all credits and debits made to such Account in the manner herein described. This Account shall be constituted as follows:
(a)	Amounts attributable to Compensation Deferrals shall be credited to the Participant’s Compensation Deferral Portion of his Account.

(b)	Amounts attributable to Company Credits shall be credited to the Participant’s Company Credits Portion of his Account.

(c)	The Account shall be segregated into subaccounts for Grandfathered Benefits and 409A Benefits and accounted for separately.

(d)	The subaccount attributable to Grandfathered Benefits shall be credited with the Participant’s Compensation Deferral Portion of the Account as well as the Company

Credits Portion of the Account, as applicable, which was 100% vested as of December 31, 2004.

(e)	The subaccount attributable to 409A Benefits shall be credited with the Participant’s Compensation Deferral Portion of the Account and Company Credits portion of the Account, as applicable, which was not vested as of December 31, 2004, and with all subsequent amounts credited to the Participant’s Individual Account for Plan Years beginning on and after January 1, 2005, whether or not 100% vested.

(f)	For each subaccount holding 409A Benefits, the Committee shall establish a separate subaccount for each Plan Year beginning on and after January 1, 2005, to which shall be credited the total of the Participant’s Compensation Deferrals and Company Credits for the applicable Plan Year.
4.2	Investment of Accounts. The Committee shall credit allocable earnings and losses to each Participant’s Individual Account according to the hypothetical investments made by a Participant pursuant to the terms of Article V.

4.3	Allocation of Net Income or Loss and Changes in Value.
(a)	As of each Valuation Date, the Committee shall determine the fair market value and the net income (or net loss) of each Investment Fund for the period elapsed since the next preceding Valuation Date. The net income (or net loss) of each Investment Fund since the next preceding Valuation Date shall be ascertained by the Committee in such manner as it deems appropriate, which may include expenses, if any, of administering the Investment Fund, the Trust, and the Plan.

(b)	For purposes of crediting allocable net income (or net loss), each Participant’s Individual Account shall be divided into subaccounts to reflect the hypothetical investment of such Participant’s Account in a particular Investment Fund or Investment Funds pursuant to Article V. As of each Valuation Date, the net income (or net loss) of each Investment Fund, separately and respectively, shall be allocated among the corresponding subaccounts of the Participants who had such corresponding subaccounts invested in such Investment Fund since the next preceding Valuation Date, and each such corresponding subaccount shall be credited with (or debited for) that portion of such net income (or net loss) that the value of each such corresponding subaccount on such next preceding Valuation Date was of the value of all such corresponding subaccounts on such date; provided, however, that the value of such subaccounts as of the next preceding Valuation Date shall be reduced by the amount of any distributions made therefrom since the next preceding Valuation Date.

(c)	So long as there is a balance credited to any Account, such Account shall continue to share in earnings (or loss) allocations pursuant to this Section.

ARTICLE V.
Hypothetical Investment of Accounts
5.1	Hypothetical Investment of Accounts. The Committee shall from time to time select, add, and/or delete Investment Funds for purposes of the hypothetical investment of Participants’ Account. For purposes of crediting allocable earnings and losses and valuation of each Participant’s Individual Account, each Participant’s Account shall be deemed to be invested in the Investment Funds. The Committee shall designate which Investment Fund or Funds the Participant’s Account shall be deemed to be invested. The preceding notwithstanding, the Committee may, in its discretion, permit one or more Participants, or any group of Participants, to direct the hypothetical investment of all or any portion of their Account in accordance with Section 5.2.

5.2	Designation of Investment Funds.
(a)	Each Participant shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts credited to his Account over which he has been given investment discretion by the Committee shall be deemed to be invested from among the Investment Funds. Such Participant may designate one of such Investment Funds for the hypothetical investment of all the amounts credited to such Account, or he may split the hypothetical investment of the amounts credited to such Accounts between such Investment Funds in such increments as the Committee may prescribe. If a Participant fails to make a proper designation, then his Account shall be deemed to be invested in the Investment Fund or Investment Funds designated by the Committee from time to time.

(b)	A Participant may change his hypothetical investment designation for future amounts to be credited to the portion of his Account over which he has been given investment discretion by the Committee. Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee.

(c)	If the Committee elects to establish a hypothetical investment fund that holds shares of the Company’s common stock, a Participant may elect to invest his Account in such fund. The Committee may in its sole discretion refuse to recognize Participant elections that it determines may cause the Participant’s Account to become subject to the short-swing profit provisions of Section 16b of the Securities Exchange Act of 1934 and establish special election procedures for Participants subject to Section 16 of such Act.

(d)	A Participant’s hypothetical investment selections pursuant to the immediately preceding paragraph shall be made solely for purposes of crediting earnings and/or losses to his Accounts under Section 4.3 of this Plan. The Committee shall not, in any way, be bound to actually invest any amounts set aside pursuant to Article X below to satisfy its obligations under this Plan in accordance with such selections.

ARTICLE VI.
Vested Interest
6.1	Vesting of Compensation Deferrals Account. A Participant shall have a 100% Vested Interest in his Compensation Deferrals Account at all times.

6.2	Vesting of Company Credits Account.
(a)	A Participant shall acquire a Vested Interest in his Company Credits Account as such Participant completes Years of Vesting Service (defined below) in accordance with the following schedule:

Years of Vesting Service	Vested Interest

Less than 1 year	0%
1 year	20%
2 years	40%
3 years	60%
4 years	80%
5 years or more	100%
(b)	Notwithstanding Subsection (a) above, a Participant shall have a 100% Vested Interest in his Company Credits Account upon the earliest to occur of (i) the attainment of such Participant’s Retirement Date while employed by the Company, (ii) the death of such Participant while employed by the Company, (iii) the date such Participant becomes Disabled while employed by the Company, or (iv) any earlier date designated by the Committee in its sole discretion.

(c)	For purposes of this Article VI, a “Year of Vesting Service” means 365 days of Service. An Employee shall receive credit for the aggregate of all time periods commencing on an Employee’s Employment Commencement Date, including the Re-Employment Commencement Date, and ending on the date a Break in Service begins. An Employee also shall receive credit for any Period of Severance of less than 365 days. Fractional periods of a year shall be expressed in terms of days. In computing an Employee’s Years of Vesting Service, the following rules shall apply:
(1)	For a Participant who terminates employment with the Employer and all Related Employers at a time when he has a Vested Interest in his Employer Contribution Account of more than 0% but less than 100% and who subsequently is re-employed after incurring five (5) consecutive Breaks in Service, Years of Vesting Service earned by the Participant after the Break in Service shall not be taken into account for purposes of determining the Nonforfeitable percentage of the Participant’s Account Balance derived from Employer Contributions which accrued before the Break in Service.

(2)	For a Participant who terminates employment with the Employer and all Related Employers at a time when he has a 0% Vested Interest in his Employer Contribution Account and who is re-employed after a Break in Service, service before the Break in Service shall not be taken into account if the number of consecutive Breaks in Service equals or exceeds the greater of

(A) five (5), or (B) the aggregate number of Years of Vesting Service before the Break in Service. If the Participant has made any Salary Reduction Contributions to the 401(k) Plan, Service before the Break in Service shall not be disregarded under the immediately preceding sentence.
(3)	Years of Vesting Service shall include all Years of Vesting Service of the Employee with any Predecessor Employer (as defined in the 401(k) Plan); provided, however, that the number of years credited under this provision shall not exceed five (5).

(4)	Years of Vesting Service with the Employer before a Participant enters the Plan shall be considered for purposes of vesting.

(5)	Years of Vesting Service shall include Service with any Affiliate.

(6)	For purposes of determining Years of Vesting Service, the following definitions shall apply:
(A)	Break in Service means a continuous period of 365 days time during which an Employee is not employed by the Employer, and (ii) begins on the date an Employee retires, quits, is discharged, or dies, or, if earlier, the twelve (12) month anniversary of the date on which the Employee was otherwise first absent from work.

(B)	Period of Severance means the period of time commencing on the Severance from Employment Date and ending on the date on which the Employee again performs an hour of service for the Employer.

(C)	Re-Employment Commencement Date means the first date, following a Period of Severance which is not required to be considered under the Service rules, on which the Employee performs an hour of service for the Employer.

(D)	Severance from Employment Date means the date on which occurs the earlier of: (i) the date on which an Employee quits, retires, is discharged or dies; or (ii) the first anniversary of the first date of a period in which an Employee remains absent from Service, with or without pay, with the Employer for any other reason, such as vacation, holiday, sickness, disability, leave of absence or layoff. However, with respect to the timing of any distributions that include Salary Reduction Contributions, Severance from Employment Date shall have the same meaning set forth in Section 6.2(b).
(7)	The Committee, in its discretion, may credit an individual with “pre-participation service” (within the meaning of Treas. Reg. § 1.401(a)(4)-11(d)(3)(ii)(A)), but only if (i) such pre-participation service would not otherwise be credited as Service and (ii) such crediting of Service (A) has a legitimate business reason, (B) does not by design or operation discriminate significantly in favor of Highly Compensated Employees, and (C) is applied to all similarly situated employees. Moreover, the Committee, in its discretion, may credit an individual with “imputed service” (within the meaning of Treas. Reg. § 1.401(a)(4)-11(d)(3)(ii)(B)), but only if (i) such imputed service would not otherwise be credited as Service, (ii) such crediting of Service (A) has a legitimate business reason, (B) does not by design or operation discriminate significantly in favor of Highly Compensated Employees, and (C) is applied to all similarly situated employees, and (iii) the individual has not permanently ceased to perform services as an Employee of the Employer or a Related Employer, provided that clause (iii) of this sentence shall not apply if (A) the individual is not performing services for the Employer or a Related Employer because of a Disability, (B) the individual is performing services for another employer which is being treated under the Plan as actual service with the Employer or a Related Employer.

(8)	A Participant or Former Participant who was a former employee of Dell Financial Services, L.P. shall receive credit for vesting purposes for Service with Dell Financial Services, L.P., provided, however, that such Participant became an Employee of the Employer or a Related Employer on the date next following the date of his termination of employment with Dell Financial Services, L.P.
6.3	Forfeitures. A Participant who terminates employment with the Company and its Affiliates with a Vested Interest in his Company Credits Account that is less than 100% shall forfeit to the Company the nonvested portion of such Account as of the date of such termination.
ARTICLE VII.
In-Service Withdrawals
7.1	Rules Governing Grandfathered Benefits.
(a)	Unforeseeable Financial Emergency With Respect to Grandfathered Benefits. Consistent with the Plan’s prior terms and operation, in the event that the Committee, upon written petition of the Participant, determines in its sole discretion that the Participant has suffered an Unforeseeable Financial Emergency as such term is defined with respect to Grandfathered Benefits, the Participant shall be entitled to withdraw from the portion of his Individual Account attributable to Grandfathered Benefits an amount not to exceed the amount determined by the Committee as necessary to meet the Participant’s needs created by the Unforeseeable Financial Emergency. This distribution shall be paid in a single lump sum cash payment as soon as administratively practicable after the Committee has made its determination with respect to the availability and amount of such withdrawal. If the Participant’s Account is deemed to be invested in more than one Investment Fund, such withdrawal shall be made pro rata from each Investment Fund in which such Account is deemed to be invested. This Subsection shall not be applicable to the Participant following his termination of employment with an Employer, and in the event of such termination, the amounts credited to the Participant’s Individual Accounts attributable to Grandfathered Benefits shall be payable to him only in accordance with Article VIII.

(b)	Fixed Schedule In-Service Distributions with Respect to Grandfathered Benefits.
(1)	Consistent with the Plan’s prior terms and operation, a Participant may at any time make an irrevocable election, effective as of the first day of the next Plan Year, to have all or a portion of his Individual Accounts attributable to Grandfathered Benefits, determined as of the date his election is made, paid to him (i) on a fixed date, or (ii) pursuant to a two- to five-year annual installment schedule specified in such election. Payments under the preceding sentence shall commence at least one (1) year following the date that such election is submitted to the Committee in writing.

(2)	The amount of the payment pursuant to an election under this Subsection shall be stated in the election, shall be a fixed dollar amount and shall not be adjusted for earnings or losses.

(3)	Once an in-service distribution election has been filed with the Committee, such election may be modified by the Participant to provide that the date on which distribution is to be made or commence shall be a subsequent date; provided, however, that a Participant may not elect to extend the date on which distribution is to be made or commence during the two (2) year period immediately preceding the designated date on which distribution is to be made or commence.

(4)	A Participant may have only one fixed schedule in-service distribution election under this Subsection outstanding at any time.

(5)	If a Participant separates from service prior to the date on which payment is to be made or commence or, in the case of installment payments, prior to the distribution of all such payments, his election shall be terminated and his Individual Account shall be distributed as provided in Section 8.2 below.
(c)	Involuntary Distributions at the Committee’s Direction. Notwithstanding anything contained in the Plan to the contrary, if at any time any Participant is finally determined by the Internal Revenue Service or the U.S. Department of Labor not to qualify as a member of a select group of “management or highly compensated employees” as such term is used in ERISA Section 401(a)(1), the Committee may, in its sole discretion, immediately distribute in one lump sum cash payment to such Participant the balance of his Individual Account to attributable to Grandfathered Benefits. A final determination of the Internal Revenue Service or the U.S. Department of Labor shall be deemed to have occurred when a decision rendered by the Internal Revenue Service or the U.S. Department of Labor is no longer subject to administrative appeal within such agency. In addition, the Committee may, in its exclusive and sole discretion, cause the Plan to make a distribution to a Participant during a Plan Year of that portion of his Individual Account attributable to Grandfathered Benefits in order to cause the Participant to have sufficient taxable Compensation to satisfy the annual additions requirements of Code Section 415 with respect to any qualified retirement plans maintained by the Company during such Plan Year.
7.2	Rules Governing 409A Benefits.
(a)	Unforeseeable Financial Emergency with Respect to 409A Benefits. In the event that the Committee, upon written petition of the Participant, determines that the Participant has suffered an Unforeseeable Financial Emergency as such term is defined with respect to 409A Benefits, the Participant shall be entitled to withdraw from the Compensation Deferrals portion of his Account attributable to 409A Benefits an amount that may not exceed the amount necessary to satisfy such Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If the Participant’s Account is deemed to be invested in more than one Investment Fund, such withdrawal shall be made pro rata from each Investment Fund in which such Account is deemed to be invested. This Subsection shall not apply to a Participant following his Separation From Service with an Employer, and in the event of such Separation, the amounts credited to the Participant’s Account shall be payable to him only in accordance with Article VIII.

(b)	Scheduled In-Service Distributions with Respect to 409A Benefits.
(1)	At the time a Participant makes his deferral election for a Plan Year, the Participant may also file an irrevocable election to have all or a portion of his Vested Interest in amounts attributable to 409A Benefits that will be credited to his Individual Account for such Plan Year paid directly to him:
(A)	In a single lump sum cash payment on a designated date; or

(B)	In annual cash payments extending over a period of two to five years, which the Participant shall specify in his election.
(2)	The Participant’s election shall specify whether the distribution is for a fixed dollar amount or the entire amount credited to the Participant’s Account for such Plan Year. This election shall be irrevocable as of the date the election is made.

(3)	Distributions under this Subsection may not commence until at least one (1) full year has elapsed following the date that such election is submitted to the Committee in writing. The amount of the payment pursuant to this irrevocable election shall be stated in the election and shall be a fixed dollar amount and shall not be adjusted for earnings or losses following the election date.

(4)	An in-service distribution election may be modified by the Participant to provide that the date on which distribution is to be made or commence shall be a date subsequent to the date payment would otherwise be made or commence; provided, however, that the following requirements are also met:
(A)	The Participant must submit this election at least twelve (12) months prior to the date the payment is scheduled to be made (or the installment payments are scheduled to commence) pursuant to the existing distribution election.

(B)	The new election will not be effective until twelve (12) months have elapsed after the date on which the new election is filed with the Committee.

(C)	The new election provides that payment will not be made or commence for at least five (5) years from the date payment would otherwise have been made or commenced.

(D)	No more than two (2) postponements may be filed for any scheduled in-service distribution.
Solely for purposes of applying the election modification restrictions described in this Paragraph, a Participant’s election under this Section to receive an in-service distribution in the form of installment payments over a fixed period of time shall be treated as an election of a single payment to be made on the date the installment payments are to commence.
(5)	A Participant may have only one (1) fixed schedule in-service distribution election outstanding under this Section at any time.

(6)	If a Participant Separates From Service prior to the date on which an in-service payment is scheduled to be made under this Subsection, his election shall be terminated and his Individual Account shall be distributed as provided in Section 8.3 below.
ARTICLE VIII.
Benefit Distributions
8.1	General Rules.
(a)	Benefit Amount. A Participant’s Plan benefit shall be the value of his Vested Interest in his Individual Account determined as of the Valuation Date immediately preceding the time of payment of such Account in accordance with Section 8.2 or Section 8.3, as applicable.

(b)	Triggering Events. A Participant’s benefit shall become payable upon the earliest to occur of the following events, each of which shall be classified as a “Triggering Event”:
(1)	A Participant’s Separation From Service with an Employer for any reason;

(2)	The death of the Participant;

(3)	A determination by the Committee that the Participant has a Disability; or

(4)	A Change of Control.
Notwithstanding the preceding sentence, with respect solely to 409A Benefits, if a Participant is a Specified Employee and Separates From Service for a reason other than death, distribution of the portion of such Participant’s Individual Account attributable to 409A Benefits shall commence six (6) months from the date of his Separation From Service.
8.2	Rules Governing Form and Timing of Payment of Grandfathered Benefits .
(a)	Commencement of Payments. The portion of a Participant’s Individual Account attributable to Grandfathered Benefits shall be paid, or payments shall commence, as soon as administratively practicable following a Triggering Event. A Participant’s benefit shall be paid to the Participant, unless the Triggering Event is the death of the Participant, in which case the Participant’s benefit shall be paid to the Participant’s designated beneficiary as provided in Section 8.4.

(b)	Form of Payment. A Participant’s Individual Account attributable to Grandfathered Benefits shall be paid in cash in one of the following forms:
(1)	A single lump sum payment; or

(2)	Monthly, quarterly or annual installment payments for a term certain not to exceed ten (10) years payable to such Participant or, in the event of such Participant’s death prior to the end of such term certain, to his designated beneficiary as provided in Section 8.4.
(c)	Time and Applicability of Election. A Participant must elect one of the forms of payment listed in Subsection (b) above on or before the date he first becomes a Participant in the Plan pursuant to Article II. Except as provided in Subsection (d) below, such election shall be irrevocable by the Participant, shall remain in effect for all periods of a Participant’s participation in the Plan and shall be effective with respect to all Grandfathered Benefits. In the event a Participant fails to timely elect the form in which payment of his Grandfathered Benefits is to be made, the Participant shall be deemed to have elected of a single lump sum cash payment.

(d)	Change in the Form of Payment. Solely with respect to his Grandfathered Benefits, a Participant shall be entitled to change his elected form of benefit payment at any time, to be effective as of the next following January 1st. If a Triggering Event occurs during a Plan Year following the Committee’s receipt of the Participant’s written election to change the form of distribution, such election shall be deemed to be null and void and the immediately preceding election on file with the Committee shall continue to apply to the form of distribution of the Participant’s Grandfathered Benefits. A Participant shall receive his distribution in the form specified in the most recent election form filed with the Committee.

(e)	Death of Participant. If a Participant dies prior to the date the payment of his Grandfathered Benefits begins or, if applicable, is completed, such benefit, or the remaining unpaid installments that constitute such benefit, as the case may be, shall be paid to such Participant’s beneficiary designated in accordance with Section 8.4 in a single lump sum cash payment, notwithstanding any other form of payment elected by such Participant.

(f)	Distribution following Change of Control. The preceding Subsections notwithstanding, if the Section 8.1(b) event triggering payment of a Participant’s Grandfathered Benefits is a Change of Control, such Grandfathered Benefits shall be paid to the Participant in a single lump sum cash payment as soon as administratively practicable following the Change of Control.

(g)	Involuntary Distributions. Notwithstanding any provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion, distribute a Participant’s Grandfathered Benefits in the form of a single lump sum cash payment notwithstanding any other form of distribution elected by the Participant.
8.3	Rules Governing Form and Timing of Payment of 409A Benefits.
(a)	Commencement of Payments. The portion of a Participant’s Individual account attributable to 409A Benefits shall be paid, or payment shall commence, as soon as administratively practicable following the Triggering Event, subject to the mandatory six (6) month suspension period that applies to 409A Benefits payable to any Participant who is classified as a Specified Employee and who Separates From Service for a reason other than death. The Participant’s Individual Account attributable to 409A Benefits shall be paid directly to the Participant, unless the Triggering Event is the death of the Participant, in which case such amounts shall be paid to the Participant’s designated beneficiary as provided in Section 8.4.

(b)	Form of Payment. The portion of a Participant’s Individual Account attributable to 409A Benefits shall be paid to the Participant in one of the following forms:
(1)	In a single lump sum cash payment; or

(2)	In cash payments in monthly, quarterly or annual installments for a term certain not to exceed ten (10) years payable to such Participant or, in the event of such Participant’s death prior to the end of such term certain, to his designated beneficiary as provided in Section 8.4. This form of payment will apply only if the value of the Participant’s Vested Interest in his Individual Accounts attributable to 409A Benefits is not less than $40,000. If such value is less than $40,000 on the date a Triggering Event occurs, the Participant shall receive distribution in the form of a lump sum cash payment.
(c)	Time and Applicability of Election. With respect to 409A Benefits, a Participant must elect one of the forms of payment listed in Subsection (b) above at the time the deferral election that applies to such 409A Benefits is made. Except as provided in Subsection (d) below, such election shall be effective solely with respect to the amounts deferred pursuant to the election, shall be irrevocable by the Participant except as provided in Section (d), and shall remain in effect for all periods of a Participant’s participation in the Plan. In the event a Participant fails to timely elect the form in which amounts attributable to 409A Benefits is to be paid, the Participant shall be deemed to have elected payment of such amounts in the form of a single lump sum cash payment.

(d)	Change in the Form of Payment. With respect to 409A Benefits, a modification of a Participant’s previous election related to the form of distribution with respect to such amounts shall not be effective unless all of the following requirements are satisfied:
(A)	The modified election shall not be effective for at least twelve (12) months following the date on which the modified election is filed with the Committee.

(B)	Except in the case of modified elections relating to distributions on account of death, Disability, or Unforeseeable Emergency, the modified election must provide that payment will not be made or commence for at least five (5) years from the date payment would otherwise have been made or commenced.

(C)	A modified election relating to a distribution to be made on a specified future date or under a fixed payment schedule shall be filed at least twelve (12) months prior to the date of the first otherwise scheduled payment.

(D)	A modified election shall not accelerate the time or schedule of any payment under the Plan, except as may be permitted pursuant to applicable Treasury Regulations.
Solely for purposes of applying the election modification restrictions described in this Subsection (d), a Participant’s election to be paid in installment payments shall be treated as an election of a single lump sum cash payment to be made on the date the installment payments are scheduled to commence.
(e)	Death of Participant. If a Participant dies prior to the date on which the payment of 409A Benefits begins or is completed, such benefit, or the remaining unpaid portion of such benefit, as the case may be, shall be paid to such Participant’s beneficiary designated in accordance with Section 8.4 in a single lump sum cash payment, notwithstanding any other form of payment elected by such Participant.

(f)	Distribution following Change of Control. The preceding Subsections notwithstanding, if the Section 8.1(b) event triggering payment of a Participant’s Individual Account attributable to 409A Benefits is a Change of Control, such benefits shall be paid to the Participant in a single lump sum cash payment as soon as administratively practicable following the Change of Control; provided, however, that in no event will such benefits be paid within thirty (30) days following the Change of Control.

(g)	Small Account Distribution. Notwithstanding the preceding provisions of this Section, if at any time the combined value of a Participant’s Vested Interest in his Individual Account attributable to 409A Benefits in the Plan and any other non-qualified, defined contribution plan sponsored by an Employer in which the Participant participates is equal to the dollar amount described in Code Section 402(g)(1) or less, the Committee may distribute such interest to the Participant in a single lump sum cash payment, provided the following requirements are also satisfied:
(1)	The payment is equal to the Participant’s total vested benefits in the Plan, and all similar plans or arrangements that would constitute a nonqualified deferred compensation plan under Proposed Treasury Regulation Section 1.409A-1(c);

(2)	The payment is made on or before the later of December 31 of the calendar year in which the Participant separates from service or the 15th day of the third month following the Participant’s separation from service; and

(3)	The Participant is not provided with an election with respect to receipt of the payment.
8.4	Designation of Beneficiaries.
(a)	Each Participant shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing such form with the Committee during the life of such Participant. Any such beneficiary designation may be changed at any time by execution and filing of a new designation in accordance with this Subsection. The preceding notwithstanding, (i) if a Participant has designated his spouse as his beneficiary, such designation shall be void and of no effect upon the divorce of the Participant and such spouse, unless the Participant notifies the Committee to the contrary in writing after the date of such divorce, and (ii) if a Participant who is married on the date of his death has designated an individual or entity other than his surviving spouse as his beneficiary, such designation shall not be valid unless (a) such surviving spouse has consented thereto in writing, and such consent (1) acknowledges the effect of such specific designation, (2) either consents to the specific designated beneficiary (which designation may not subsequently be changed by the Participant without spousal consent) or expressly permits such designation by the Participant without the requirement of further consent by such spouse, and (3) is witnessed by a Plan representative (other than the Participant) or a notary public, or (b) the consent of such spouse cannot be obtained because such spouse cannot be located or because of other circumstances that the Committee in its discretion determines warrants a waiver of such consent. Any such consent by such surviving spouse shall be irrevocable.

(b)	If at the time of the death of the Participant no beneficiary designation form is on file with the Committee, or such beneficiary designation form is not valid or effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows and in the same priority:
(1)	If a Participant has a surviving spouse at the time of such Participant’s death, his designated beneficiary shall be such surviving spouse;

(2)	If a Participant has no surviving spouse at the time of such Participant’s death, his designated beneficiary shall be such Participant’s executor or administrator of such Participant’s estate; or

(3)	If there is no administrator of such Participant’s estate, his heirs at law.
8.5	Payments Pursuant to a Qualified Domestic Relations Order. To the extent that a Participant’s benefits are partitioned under a Qualified Domestic Relations Order (“QDRO”) pursuant to Section 13.2 hereof, the “alternate payee’s” benefits shall be paid in cash, in a single lump sum, as soon as administratively practicable following the later of (i) the date the QDRO is approved by the Committee, or (ii) the date the alternate payee’s right to receive a distribution of his Participant’s Company Credits Account is fully vested as provided in Section 7.2 above. In the event that an alternate payee dies prior to the date that his benefits are eligible for distribution hereunder, his benefits shall be fully vested and shall be paid to the alternate payee’s designated beneficiary as soon as administratively feasible following his date of death. Payments made to an alternate payee, or an alternate payee’s beneficiary, shall be in the form of a single lump sum cash payment.

8.6	Payer of Benefits. To the extent the Trust Fund has sufficient assets, the Trustee shall pay benefits to Participants or their beneficiaries, except to the extent an Employer pays the benefits directly. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by an Employer. Any benefit payments made to a Participant or for his benefit pursuant to any provision of the Plan shall be debited to such Participant’s Individual Account. All benefit payments shall be made in cash.

8.7	Unclaimed Benefits. In the case of a benefit payable to or on behalf of a Participant, if the Committee after a reasonable search is unable to locate the Participant or beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Company. The Committee shall adopt procedures concerning the process that will be followed to locate a Participant or beneficiary under this Section. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit within a reasonable (as determined by and in the discretion of the Committee) period of time following the date such benefit became payable, such forfeited benefit shall be payable pursuant to the Plan provisions.
ARTICLE IX.
Transition Rules
9.1	Deferral Elections for Plan Years 2005 through 2008. After enactment of Code Section 409A and pending the issuance of the Treasury Regulations pursuant to such Code Section, deferral elections were administered in the following manner:
(a)	Participants were required to make an election to defer Base Salary related to services performed in 2005 before December 31, 2004. Newly hired employees who were eligible to participate in the Plan and individuals who were promoted to a level of seniority that made them eligible to participate in the Plan were permitted to file an election to defer Base Salary in a manner consistent with IRS Notice 2005-1.

(b)	Participants were required to make an election to defer a Bonus related to services performed in 2005 before December 31, 2004. Newly hired employees who were eligible to participate in the Plan and individuals who were promoted to a level of seniority that made them eligible to participate in the Plan were permitted to file an election to defer Bonuses in a manner consistent with IRS Notice 2005-1.

(c)	Participants were required to make an election to defer Base Salary and Bonuses related to services performed in 2006 before December 31, 2005. Newly hired employees who were eligible to participate in the Plan and individuals who were promoted to a level of seniority that made them eligible to participate in the Plan were permitted to file an election to defer Base Salary and Bonuses in a manner consistent with the Proposed Regulations issued under Code Section 409A.

(d)	Participants were required to make an election to defer Base Salary and Bonuses related to services performed in 2007 before December 31, 2006. Newly hired employees who were eligible to participate in the Plan and individuals who were promoted to a level of seniority that made them eligible to participate in the Plan were permitted to file an election to defer Base Salary and Bonuses in a manner consistent with the Treasury Regulations issued under Code Section 409A.

(e)	Participants were required to make an election to defer Base Salary and Bonuses related to services performed in 2008 before December 31, 2007. Newly hired employees who were eligible to participate in the Plan and individuals who were promoted to a level of seniority that made them eligible to participate in the Plan were permitted to file an election to defer Base Salary and Bonuses in a manner consistent with the Proposed Regulations issued under Code Section 409A. In addition, during December 2008 designated Participants were permitted to make elections to receive in service distributions on designated distribution dates during the calendar year ending December 31, 2009, provided such amounts were not otherwise payable during the calendar year ending December 31, 2008, subject to the terms and conditions of such elections.
9.2	Distribution Elections.
(a)	With respect solely to Grandfathered Benefits, Distribution elections applicable to Grandfathered Benefits have been consistently administered as filed by the Participant. Such elections have been modified only as permitted under the Plan’s terms as applicable prior to the adoption of Code Section 409A.

(b)	With respect to 409A Benefits. Effective with respect to the Plan Years beginning on and after January 1, 2005, at the time a Participant made an election to defer an amount attributable to 409A Benefits, the Participant was required to make an election as to the form of distribution of such amount, as provided in Section 8.3(c) hereof. If no such election was made, the distribution of such amount will be in the form of a single lump sum cash payment. For periods prior to January 1, 2008, elections under Section 7.2(b)(4)(A) were made only during the Plan’s annual open enrollment period.
ARTICLE X.
Administration of Plan
10.1	Appointment of Committee. The general administration of the Plan shall be vested in the Committee, which shall be appointed by the Leadership Development and Compensation Committee of the Company’s Board of Directors and shall consist of one or more persons. Any individual, whether or not an employee of the Company, is eligible to become a member of the Committee.

10.2	Term, Vacancies, Resignation, and Removal. Each member of the Committee shall serve until he resigns, dies, or is removed by the Leadership Development and Compensation Committee of the Company’s Board of Directors. At any time during his term of office, a member of the Committee may resign by giving written notice to the Directors and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of thirty (30) days after such notice is given as herein provided. At any time during his term of office, and for any reason, a member of the Committee may be removed by the Directors with or without cause, and the Directors may in their discretion fill any vacancy that may result therefrom. Any member of the Committee who is an employee of an Employer shall automatically cease to be a member of the Committee as of the date he ceases to be employed by an Employer.

10.3	Self-Interest of Committee Members. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan (including, without limitation, Committee decisions under Article II) or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Directors shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

10.4	Committee Powers and Duties. The Committee shall administer and enforce the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the complete and absolute discretion to construe all provisions of the Plan and make all factual determinations and the right, power, authority, and duty:
(a)	To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

(b)	To construe in its sole discretion all terms, provisions, conditions, and limitations of the Plan;

(c)	To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(d)	To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

(e)	To determine in its sole discretion all questions relating to eligibility;

(f)	To establish or designate Investment Funds as provided in Article V;

(g)	To determine whether and when there has been a termination of a Participant’s employment with an Employer, and the reason for such termination;

(h)	To make a determination in its sole discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder; and

(i)	To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements.
Notwithstanding the preceding, with respect to amounts attributable to 409A Benefits and with respect to administration of the Plan on and after January 1, 2005, the Committee shall act to administer and interpret the Plan in compliance with Code Section 409A and all related guidance issued pursuant to such Code Section.
10.5	Claims Review.
(a)	In any case in which a claim for Plan benefits of a Participant or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within ninety (90) days (or within 180 days if additional information requested by the Committee necessitates an extension of the ninety-day period and, in which case, the claimant shall be informed of such extension prior to the end of the initial ninety (90)-day period), which notice shall:

(1)	State the specific reason or reasons for the denial or modification;

(2)	Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(3)	Provide a description of any additional material or information necessary for the Participant, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

(4)	Explain the Plan’s claim review procedure as contained herein.
(b)	In the event a claim for Plan benefits is denied or modified, if the Participant, his beneficiary, or a representative of such Participant or beneficiary desires to have such denial or modification reviewed, he must, within sixty (60) days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Participant, his beneficiary, or the representative of such Participant or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty (60) days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Participant, his beneficiary, or the representative of such Participant or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Participant, beneficiary, or the representative of such Participant or beneficiary prior to the commencement of the extension period.

(c)	Compliance with the claims review procedures set forth in this Section shall be a condition precedent to the filing of a lawsuit by a Participant, his beneficiary, or any person claiming through a participant or beneficiary in connection with a Plan benefit, and a failure to timely exhaust the administrative remedies set forth herein shall bar any such proceeding in federal or state court.
10.6	Employer to Supply Information. An Employer shall supply full and timely information to the Committee, including, but not limited to, information relating to each Participant’s Compensation, age, retirement, death, or other cause of separation from service and such other pertinent facts as the Committee may require. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by an Employer.

10.7	Indemnity. To the extent permitted by applicable law, the Company and each Participating Employer shall indemnify and hold harmless each member of the Committee and other employees of an Employer to whom Plan administrative functions have been delegated by the Committee against any and all expenses and liabilities arising out of such individual’s administrative functions or fiduciary responsibilities under or incident to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such individual’s own gross negligence or willful misconduct. Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
ARTICLE XI.
Purpose and Unfunded Nature of the Plan
11.1	Purpose of Plan. The Company, as Plan sponsor, intends and desires by the adoption and maintenance of the Plan to recognize the value to the Company of the past and present services of employees covered by the Plan and to encourage and ensure their continued service with the Company and Participating Employers by making more adequate provision for their future retirement security.

11.2	Unfunded Nature of Plan. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of an Employer. Further, it is the intention of the Company, as Plan sponsor, that the Plan be “unfunded” for purposes of the Code and Title I of ERISA. The Plan constitutes a mere promise by an Employer to make benefit payments in the future. Plan benefits herein provided are to be paid out of an Employer’s general assets, and Participants shall have the status of general unsecured creditors of an Employer.

11.3	Funding of Obligation.
(a)	The adoption of this Plan and any setting aside of amounts by the Employers with which to discharge their obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain with the Employers, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employers, present and future. This provision shall not require the Employers to set aside any funds, but the Employers may set aside funds if they choose to do so.

(b)	The Company, in its capacity as Plan sponsor and in its sole discretion, may establish the Trust and enter into the Trust Agreement. Any such Trust, and any assets held by such Trust, to assist the Company and Participating Employers in meeting their obligations under the Plan shall be a “rabbi trust.” The Employers may transfer money or other property to the Trustee, and the Trustee shall pay Plan benefits to Participants and their beneficiaries out of the Trust Fund unless otherwise paid by the Company. In such event, the Company shall remain the owner of all assets in the Trust Fund, and the assets held in the Trust Fund shall be subject to the claims of Company creditors if the Company becomes “insolvent” as described in

Subsection (c) below. No Participant or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund.

(c)	The Company shall be considered “insolvent” if (i) the Company is unable to pay its debts as they become due or (ii) the Company is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute).

(d)	The chief executive officer of the Company and the Directors shall each have the duty to inform the Trustee in writing if the Company becomes insolvent. Such notice given under the preceding sentence by any one party shall satisfy each party’s duty to give notice. When so informed, the Trustee shall suspend payments to the Participants and beneficiaries and hold the assets for the benefit of the Company’s general creditors. If the Trustee receives a written allegation that the Company is insolvent, the Trustee shall suspend payments to the Participants and beneficiaries and hold the Trust Fund for the benefit of the Company’s general creditors and shall determine within the period specified in the Trust Agreement, or, in the absence of a specified period, within a reasonable period of time, whether the Company is insolvent. If the Trustee determines that the Company is not insolvent, the Trustee shall resume payments to the Participants and beneficiaries. In the case of insolvency of the Company or any Affiliate designated to participate in the Plan pursuant to Section 11.1, only the assets contributed to the Trust, if any, by the Company or such Affiliate, whichever is insolvent, shall be subject to the claims of such insolvent entity.

(e)	All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee, may be paid by the Company and, if not so paid, shall be paid by the Trustee from the Trust Fund, if any.

(f)	All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities, and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee shall maintain Accounts in the name of each Participant, but the maintenance of Accounts designated as Accounts of a Participant shall not mean that such Participant shall have a greater or lesser interest than that due him under the terms of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund.
ARTICLE XII.
Participating Entities
12.1	Designation of Participating Employers.
(a)	The Committee may designate any Employer as eligible to participate in the Plan by written instrument delivered to the Company and the designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan that apply to the designated Employer only, and shall become, as to such designated Employer and its employees, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be amended so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission, after receipt of notice of any such amendment, of any information to the Committee required by the terms of or with respect to the Plan.

(b)	Except as modified by the Committee in the written instrument described in Subsection (a) above, the provisions of this Plan shall be applicable with respect to each Participating Employer separately, and amounts payable hereunder for or on behalf of a Participant shall be paid by the Participating Employer that employs such Participant.

(c)	Any Participating Employer may, by appropriate action of its officers without the need for approval of its board of directors or noncorporate counterpart or the Committee, the Company, or the Directors, terminate its participation in the Plan. Moreover, the Committee may, in its discretion, terminate a Participating Employer’s participation in the Plan at any time by giving written notice to such Participating Employer and the Company.
ARTICLE XIII.
Miscellaneous
13.1	Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time, nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

13.2	Alienation of Interest Forbidden. The interest of a Participant or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void, nor shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment, or other legal or equitable proceedings. The preceding notwithstanding, the Committee shall comply with the terms and provisions of a QDRO as defined in ERISA Section 206(d).

13.3	Withholding. All Compensation Deferrals, Company Credits, and benefit payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of an Employer under any applicable local, state, or federal law as such laws are interpreted by the Company.

13.4	Amendment and Termination.
(a)	Amendment and Termination with Respect to Grandfathered Benefits. This paragraph applies solely with respect to Grandfathered Benefits. The Directors have the absolute and unconditional right to amend the portion of the Plan that affects Grandfathered Benefits at any time and may from time to time, in their discretion, amend, in whole or in part, any or all of the provisions of the Plan relating to Grandfathered Benefits; provided, however, that any amendments to the Plan that do not have a significant cost impact on the Company, whether or not retroactive, may be made by the Committee; and provided, further, that no amendment may be made that would reduce a Participant’s Vested Interest in the amounts credited to his Individual Accounts as of the date of adoption of such amendment. The Directors have the absolute and unconditional right to terminate the Plan solely with respect to Grandfathered Benefits at any time on behalf of the Company and each Participating Employer. In the event that the Plan is so terminated, notwithstanding any other form of benefit elected by the Participant, the balance of each Participant’s Grandfathered Benefits shall be paid to such Participant or his designated beneficiary in the manner selected by the Committee in its discretion (notwithstanding any other form of benefit elected by such Participant), which may include the payment of a single lump sum cash payment, in full satisfaction of all of such Participant’s or beneficiary’s Grandfathered Benefits hereunder.

(b)	Amendment and Termination with Respect to 409A Benefits. The Company may amend or terminate the portion of the Plan that is subject to Code Section 409A upon occurrence of any one of the following events:
(1)	Within twelve (12) months of the Company’s dissolution, taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross income in the latest of:
(A)	The calendar year in which Plan termination occurs;

(B)	The calendar year in which such amounts are no longer subject to a substantial risk of forfeiture; or

(C)	The first calendar year in which payment of such amounts is administratively practicable.
(2)	Within the thirty (30) days preceding or the twelve (12) months following a Change of Control, provided all substantially similar arrangements (within the meaning of Code Section 409A and related guidance issued thereunder) sponsored by the Company are also terminated, so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(3)	At the discretion of the Company, provided that all of the following requirements are satisfied:
(A)	All arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c), if the same Participant participated in all of the arrangements, are terminated;

(B)	No payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve (12) months of the termination of the arrangements;

(C)	All payments are made within twenty-four (24) months of the termination of the arrangements; and

(D)	The Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c), if the same Participant participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement.
(4)	Such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
13.5	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

13.6	Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of the State of Texas except to the extent preempted by federal law.
Executed this      10th      day of December, 2008.

DELL INC.
By:	/s/ Kathleen O. Angel
Name:	Kathleen O. Angel
Title:	Director, Global Benefits